SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2004

ENGELHARD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8142 (Commission File Number)	22-1586002 (I.R.S. Employer Identification No.)

101 Wood Avenue, Iselin, New Jersey (Address of principal executive offices)		08830 (Zip Code)

Registrant’s telephone number, including area code (732) 205-5000

Item 12. Results of Operations and Financial Condition.

On February 3, 2004, Engelhard Corporation (the “Company”) issued a press release announcing its earnings for its fourth quarter of fiscal year 2003. A copy of the release is furnished herewith as Exhibit 99.1.

The information furnished under this Item 12, including Exhibit 99.1, shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENGELHARD CORPORATION ——————————————————— (Registrant)
Date: February 3, 2004	/s/ Michael A. Sperduto ——————————————————— Michael A. Sperduto Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 3, 2004 relating to Engelhard Corporation’s earnings release for the fourth quarter of 2003.

EXHIBIT (99.1)

News	Contact Ted Lowen (Media) 732-205-6360 Peter Martin (Investor Relations) 732-205-6106 Ref. #C1385 Engelhard Corporation 101 Wood Avenue P.O. Box 770 Iselin, NJ 08830-0770

For immediate release	Iselin, NJ 08830-0770

ENGELHARD REPORTS FOURTH-QUARTER RESULTS

ISELIN, NJ, February 3, 2004 – Engelhard Corporation (NYSE: EC) today reported net earnings for the fourth quarter ended December 31 of $63.7 million, or 50 cents per share, compared with $56.1 million, or 44 cents, for the same period in 2002. Fourth-quarter sales were $1.0 billion compared with $911 million a year ago.

              Full-year net earnings were $234.2 million, or $1.84 per share, which included $4.9 million, or four cents per share of net-positive special items. Earnings in 2002 were $171 million, or $1.31 per share, which included a charge of $57.7 million, or 44 cents per share. Sales for the year were $3.7 billion compared with $3.8 billion in 2002.

              “New technology-based growth platforms and our companywide focus on productivity enabled us to deliver another year of solid financial results while continuing to fund R&D efforts for future growth,” said Barry W. Perry, chairman and chief executive officer. “We grew earnings, generated excellent cash flow and posted solid returns without appreciable economic recovery in some core markets.”

Fourth-Quarter Operating Results

              Operating earnings from Environmental Technologies were up 51% to $32 million. Sales rose 10% to $206 million on increased revenue from automotive and diesel markets. The increase in sales primarily resulted from favorable exchange rates and higher pass-through costs of substrates. The sharply higher earnings resulted from strength in mobile markets and the absence of costs in the year-ago quarter related to rework for power-generation applications.

              Operating earnings from Process Technologies increased 5% to $33 million. Sales rose 4% to $167 million. Demand remained strong for new catalyst and additive technologies for petroleum refining as well as polyolefin catalysts. Demand from core chemical-process markets was below a strong year-ago quarter.

              Operating earnings from Appearance and Performance Technologies declined 29% to $14 million. Sales were down 2% to $153 million. The declines were primarily the result of lower volumes of mineral-based products sold to the paper market plus higher energy costs.

              Operating earnings from Materials Services declined to $1 million as expected, while sales were up 26% to $500 million. In spite of higher volumes, the low earnings resulted from reduced margins in sourcing metals for customers and a less favorable mix of metals in refining services.

              Earnings from equity investments were $12 million, compared with $4 million a year ago, primarily reflecting gains from assets sold under favorable market conditions as part of the liquidation of the company’s investment in a French-based, precious-metal-fabrication venture.

              The company also benefited in the quarter from a lower than anticipated tax rate due to the favorable resolution of certain state income tax issues.

Performance Outlook

              “Our business plan calls for modest growth in 2004 with net earnings per share in the range of $1.80 to $1.90,” Mr. Perry said. “We expect to overcome the absence of 15 cents per share of earnings delivered in 2003 by the French joint venture as well as continued weakness in several of our served markets. Growth from new technologies and our ongoing focus on productivity in our technology segments provide a strong underlying financial base, and we look ahead to the resumption of double-digit earnings growth beyond 2004.”

              Engelhard Corporation is a surface and materials science company that develops technologies to improve customers’ products and processes. A Fortune 500 company, Engelhard is a world-leading provider of technologies for environmental, process, appearance and performance applications. For more information, visit Engelhard on the Internet at www.engelhard.com.

              Forward-looking statements: This document contains forward-looking statements in management’s comments. There are a number of factors that could cause Engelhard’s actual results to vary materially from those projected in the forward-looking statements. For a more thorough discussion of these factors, please refer to page 26 of Engelhard’s 2002 Form 10-K, dated March 25, 2003.

# # #

ENGELHARD CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002

Net sales	$1,039,323	$910,862	$3,714,493	$3,753,571
Cost of sales	871,835	750,699	3,080,408	3,099,806

Gross profit	167,488	160,163	634,085	653,765
Selling, administrative and other expenses	95,883	87,912	364,490	350,137
Special credit, net	—	—	(11,978)	(7,862)

Operating earnings	71,605	72,251	281,573	311,490
Equity in earnings of affiliates	11,674	4,267	39,368	16,207
Equity investment impairment	—	—	—	(57,704)
Loss on investments	—	—	—	(6,659)
Interest expense, net	(4,475)	(5,642)	(20,295)	(25,410)

Earnings before income taxes	78,804	70,876	300,646	237,924
Income tax expense	15,115	14,823	64,154	66,516

Net earnings before cumulative effect of a
change in accounting principle, net of
tax	63,689	56,053	236,492	171,408
Cumulative effect of a change in
accounting principle, net of tax of
$1,390	—	—	(2,269)	—

Net earnings	$63,689	$56,053	$234,223	$171,408

Earnings per share – basic:
Earnings before cumulative effect of a
change in accounting principle	$0.51	$0.44	$1.89	$1.34
Cumulative effect of a change in
accounting principle, net of tax	—	—	(0.02)	—

Earnings per share – basic	$0.51	$0.44	$1.87	$1.34

Earnings per share – diluted:
Earnings before cumulative effect of a
change in accounting principle	$0.50	$0.44	$1.86	$1.31
Cumulative effect of a change in
accounting principle, net of tax	—	—	(0.02)	—

Earnings per share - diluted	$0.50	$0.44	$1.84	$1.31

Cash dividends paid per share	$0.11	$0.10	$0.41	$0.40

Average number of shares outstanding - basic	124,643	127,146	125,359	128,089

Average number of shares outstanding - diluted	127,177	128,772	127,267	130,450

Actual number of shares outstanding at end of year	124,866	127,757	124,866	127,757

Had compensation cost for Engelhard’s stock option plans been determined based on the fair value at grant date consistent with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” (assuming SFAS No. 123 was adopted on its effective date of October 1995), Engelhard would have reported net earnings and diluted earnings per share as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,

Pro forma information (in millions, except per-share data)	2003	2002	2003	2002

Net earnings – as reported	$63.7	$56.1	$234.2	$171.4
Net earnings – pro forma	62.2	54.5	228.4	165.1
Diluted earnings per share - as reported	0.50	0.44	1.84	1.31
Diluted earnings per share - pro forma	0.49	0.42	1.79	1.27

ENGELHARD CORPORATION BUSINESS SEGMENT INFORMATION (Thousands)

	Three Months Ended December 31,		Change	Twelve Months Ended December 31,				Change

	2003	2002		2003		2002

Net Sales
Environmental Technologies	$206,485	$187,204	10%	$831,403		$680,406		22%
Process Technologies	167,304	161,291	4%	569,225		538,778		6%
Appearance and Performance
Technologies	153,355	155,952	-2%	653,830		650,836		1%

Technology segments	527,144	504,447	4%	2,054,458		1,870,020		10%
Materials Services	499,552	397,660	26%	1,608,302		1,836,033		-12%
All other	12,627	8,755	44%	51,733		47,518		9%

Total net sales	$1,039,323	$910,862	14%	$3,714,493		$3,753,571		-1%

Operating Earnings
Environmental Technologies	$32,285	$21,416	51%	$119,331	(A)	$109,163	(E)	9%
Process Technologies	33,154	31,576	5%	95,874	(B)	92,956		3%
Appearance and Performance
Technologies	14,339	20,217	-29%	69,544	(C)	87,113		-20%

Technology segments	79,778	73,209	9%	284,749		289,232		-2%
Materials Services	1,329	6,973	-81%	10,108		52,684	(F)	-81%
All other	(9,502)	(7,931)	-20%	(13,284	)(D)	(30,426)		56%

Total operating earnings	71,605	72,251	-1%	281,573		311,490		-10%

Equity in earnings of affiliates	11,674	4,267	174%	39,368		16,207		143%
Equity investment impairment	—	—	—	—		(57,704)		—
Loss on investments	—	—	—	—		(6,659)		—
Interest expense, net	(4,475)	(5,642)	-21%	(20,295)		(25,410)		-20%

Earnings before income taxes	78,804	70,876	11%	300,646		237,924		26%
Income tax expense	15,115	14,823	2%	64,154		66,516		-4%

Net earnings before cumulative effect
of a change in accounting principle,
net of tax	63,689	56,053	14%	236,492		171,408		38%
Cumulative effect of a change in
accounting principle, net of tax of
$1,390	—	—	—	(2,269)		—		—

Net earnings	$63,689	$56,053	14%	$234,223		$171,408		37%

(A)	– Includes a restructuring charge of $5.3 million ($3.5 million after tax or $0.03 per share) in 2003.

(B)	– Includes a restructuring charge of $2.6 million ($1.6 million after tax or $0.01 per share) in 2003.

(C)	– Includes a charge of $7.8 million ($4.8 million after tax or $0.04 per share) in 2003 related to lease commitments for idle facilities.

(D)	– Includes a royalty settlement gain of $28.4 million ($17.6 million after tax or $0.14 per share) and a
   Corporate restructuring charge of $0.8 million ($0.5 million after tax or less than $0.01 per share) in
2003.

(E)	– Includes a restructuring charge of $3.1 million ($1.9 million after tax or $0.01 per share) in 2002.

(F)	– Includes an insurance settlement gain of $11.0 million ($6.8 million after tax or $0.05 per share) in 2002.

Note: All of the above per-share amounts are presented as diluted earnings per share.

ENGELHARD CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands)

	December 31, 2003	December 31, 2002

Cash	$87,889	$48,246
Receivables, net	400,043	380,270
Committed metal positions	350,163	615,441
Inventories	442,787	427,162
Other current assets	112,678	94,922

Total current assets	1,393,560	1,566,041
Investments	158,664	136,804
Property, plant and equipment, net	880,822	860,475
Goodwill	275,121	272,353
Other intangible and noncurrent assets	224,836	185,041

Total assets	$2,933,003	$3,020,714

Short-term borrowings	$68,275	$348,749
Accounts payable	296,979	225,045
Hedged metal obligations	295,821	537,243
Other current liabilities	286,940	275,250

Total current liabilities	948,015	1,386,287
Long-term debt	390,565	247,805
Other noncurrent liabilities	309,024	309,455
Shareholders’ equity	1,285,399	1,077,167

Total liabilities and shareholders’ equity	$2,933,003	$3,020,714

ENGELHARD CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Thousands)

	Twelve Months Ended December 31,

	2003	2002

Cash flows from operating activities
Net earnings	$234,223	$171,408
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	124,315	110,676
Amortization of intangible assets	3,357	2,886
Loss on investments	—	6,659
Equity results, net of dividends	(14,805)	(12,279)
Equity investment impairment	—	57,704
Net change in assets and liabilities:
Materials Services related	332,590	(30,053)
All other	(48,696)	(4,732)

Net cash provided by operating activities	630,984	302,269

Cash flows from investing activities
Capital expenditures	(113,557)	(113,309)
Proceeds from investments	6,651	—
Acquisitions and other investments	(1,000)	(7,606)

Net cash used in investing activities	(107,906)	(120,915)

Cash flows from financing activities
Decrease in short-term borrowings	(284,283)	(40,302)
(Decrease)/increase in hedged metal obligations	(225,000)	3,784
Repayment of long-term debt	(184)	(148)
Proceeds from issuance of long-term debt	150,224	—
Purchase of treasury stock	(119,568)	(133,543)
Cash from exercise of stock options	32,880	48,781
Dividends paid	(51,576)	(51,492)

Net cash used in financing activities	(497,507)	(172,920)
Effect of exchange rate changes on cash	14,072	6,778

Net increase in cash	39,643	15,212
Cash at beginning of year	48,246	33,034

Cash at end of year	$87,889	$48,246